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                                    EXHIBIT 10.5

                                   CITIZENS BANK




                                  January 16, 1998



Mr. Daniel A. Hamann, Chairman
Citizens Bank
111 North Main
P.O. Box 171
Leon, Iowa  50144


          Re:  Chairman's Phantom Stock Long-Term Incentive Plan

Dear Dan:

          This letter shall constitute an Agreement between you and Citizens Bank, Leon, Iowa (the "Bank"). The Plan is designed to reward earnings of at least 1.2% on average assets. Should extraordinary growth occur so that there is a 10% growth in earnings even though earnings are less than 1.2% on average assets, that is rewarded. If both occur, both rewards are made.

          1. OFFICE. You have been appointed Chairman of the Bank and have agreed to so serve. Your base compensation will be determined and agreed from time to time.

          2. STOCK OUTSTANDING. There are 8,000 shares of common stock outstanding.

          3. PHANTOM STOCK. As of January 1, 1998, you are "deemed" to have purchased One Hundred Sixty (160) shares of common stock of Bank. The Bank will maintain a record of such "deemed" shares, but no actual acquisition of such shares shall be made nor shall any shares be issued to you or on your account. You shall pay nothing for the deemed shares nor shall the Bank pay you or your beneficiaries anything therefor. Such deemed shares are solely for the purpose of calculating accruals to your account pursuant to this Agreement.

          4. EARNINGS ACCRUAL. Subject to paragraphs 5 and 6 hereof, starting with the fiscal year of the Bank beginning January 1, 1998, and ending as of the end of the month preceding the month in which occurs the date of termination of your employment by Bank, the Bank shall accrue an amount payable to you which shall be equal to the total earnings per share of the One Hundred Sixty (160) Bank common shares which are deemed owned by you for such year as if you had in
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Daniel A. Hamann
January 16, 1998
Page 2


fact purchased such common shares from the Bank. In calculating such earnings per share, the "deemed" common shares shall be divided into the net after tax earnings of the Bank allocable to common stock. Payment of cash dividends on the common stock outstanding shall not affect the amount allocated to the common shares "deemed" purchased by you. Any partial year accruals shall be computed on an annualized basis.

          5. MINIMUM GOALS. In the event the net after tax earnings of the Bank do not, for any fiscal year, both exceed 1.2% of the average assets of Bank, and also exceed the prior year's earnings of Bank by at least 10% over the previous year, then only one-half the amount otherwise allocable to such shares shall be allocated thereto; however, if the compound earnings growth is 50% or more for the five-year period ending with a year in which the 10% growth goal is not met, such goal will be deemed met for that year; PROVIDED, if neither of said goals be met, then nothing shall be allocated to such deemed shares for such year. The Bank retains full discretionary right to adjust earnings for any year from those otherwise shown on the Bank's financial statements to, in its judgment, make the year's income reasonably comparable to prior years and amortize or adjust for extraordinary items. Without limitation, such adjustments may include elimination of tax benefits due to carryover deductions or credits; change in or correction of accounting methods, amortization of income from standby or commitment fees, "points" on low interest real estate mortgages which the Bank keeps in its portfolio, intercorporate transactions, etc. Any such decision shall be made within 45 days after the Bank's financial statements are furnished to it by outside auditors. If no change be so made in such time, the figures on the Bank's financial statement prepared by outside auditors, audited or unaudited, shall be used for all purposes of this agreement.

          6. MINIMUM EMPLOYMENT PERIOD TO VEST. In the event your employment by Bank is terminated for reasons other than death, disability or becoming employed by a company or bank affiliated with Bank, prior to December 31, 2000, all amounts accrued to your account shall be forfeited. An "affiliate" for these purposes shall be deemed a bank or company 25% or more of the voting stock of which is owned or controlled, directly or indirectly by or for any holder (legally or beneficially) of Bank common stock, or any spouse, parent or descendant or trust for such spouse, parent or descendant of such holder.

          7. PAYMENT ON RETIREMENT OR DISABILITY. The total amount accrued to your account pursuant to paragraph 4 hereof shall be paid to you in 120 equal monthly installments, beginning on the 31st day of January following the year in which you shall have terminated your employment with Bank, due to retirement after having attained an age of not less than 65 years or due to disability. In the event of termination of employment prior to age 65 for reasons other than disability or death, but after December 31, 2000, the monthly payments shall begin in January of the year following the year in which you attain age 65 unless the Bank in its sole discretion elects to commence the payments at an earlier date. Bank may, at its option, prepay any amount due you in installments by delivery to you of an annuity contract, or by paying you the then present value of the amount, such present value to be computed at the current rate for ten year U.S. Government Bonds.
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Daniel A. Hamann
January 16, 1998
Page 3


          8. PAYMENT ON DEATH. In the event of your death prior to age 65, the monthly payments under this agreement shall commence in the third month following the month during which death occurred and payment shall be made to the beneficiaries designated by you in writing, or in the absence of such designation, to your estate. In the event of your death when installments from the accrual accounts have become payable because of retirement at or after age 65, or due to disability, or due to attainment of age 65 when no longer in the employment of the Bank, unpaid monthly installments shall continue to be paid to your living designated beneficiaries, or if none are so designated, to your estate. Bank may discharge its obligations by delivery of an annuity or prepaying the present value as set forth in Paragraph 8.

          9. NO TRUST. The amount credited to your account shall not be held by Bank in a trust, escrow or similar fiduciary capacity and neither you nor any legal representative shall have any right against the Bank with respect to any portio of the account, except as a general unsecured creditor of the Bank.

          10. SPENDTHRIFT CLAUSE. Neither you nor any beneficiary entitled to payment hereunder shall have any right to participate, alienate, sell, transfer, assign or encumber any benefit or payment hereunder nor shall such rights thereto be subject to attachment or other legal process for you or a beneficiary's debts.

          11. ANTI DILUTION. In the event of any common stock split or common stock dividend by which shares of common stock are issued for no new consideration, or for less than per share book value, the number of shares "deemed" owned by you hereunder shall be adjusted accordingly, at book value.

          12. CAPTIONS. The captions of the paragraphs are for identification only and do not affect the meaning of the text.

          13. NON-COMPETITION CLAUSE. In the event you become associated with, employed by, or consultant to, 5% or greater owner of, or otherwise affiliated with another bank, bank holding company, credit union or similar financial institution, having a home office, branch, office facility, or subsidiary in Wayne or Lucas Counties, Iowa, or an adjoining county, within 3 years following termination of your employment with Bank, all amounts otherwise due hereunder shall be forfeited; PROVIDED, HOWEVER, in the event of the sale of Bank, then there shall thereafter be no forfeiture under this paragraph of amounts otherwise due you because of your engaging in any act set forth herein, if your employment by Bank was terminated: (a) involuntarily, or (b) voluntarily in the event you shall have been demoted from the position of chairman of the Bank or if your base salary shall have been reduced below the level at which it stood at the beginning of the year in which such sale was concluded. For these purposes, a "sale" shall be deemed to have occurred in the event that both of the following occur:
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Daniel A. Hamann
January 16, 1998
Page 4


          (i) Deryl F. Hamann, his family and corporations or other entities controlled by him or his family collectively fail to own directly or indirectly, outright or in trust, in the aggregate, at least 51% of the voting stock of the Bank, and

          (ii) there is at least 25% ownership of Bank vested in some other person or entity.

          Please indicate your acceptance of the terms of this Agreement by signing below.

                                        CITIZENS BANK,
                                        LEON, IOWA



                                        By /s/ John L. Hendren
                                           ------------------------------
                                                  Vice Chairman

Accepted:


/s/ Daniel A. Hamann
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Daniel A. Hamann